SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  BBH Broad Market Fixed Income Portfolio

Address of Principal Business Office:       63 Wall Street
                                            New York, NY  10005

Telephone Number:  (800) 625-5759

Name and address of agent for service of process:

         Philip W. Coolidge
         Chief Executive Officer
         Signature Financial Group, Inc.
         21 Milk Street
         Boston, MA  02109

Check Appropriate Box:

         Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:  YES [X]   NO [ ]



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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in on the 5th day of June, 2000.

                                        BBH BROAD MARKET FIXED INCOME PORTFOLIO



                                                     By /S/PHILIP W. COOLIDGE
                                                        Philip W. Coolidge
                                                        Chief Executive Officer



WS5860Ax